Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2018 First Quarter Results

Oxford, CT – August 8, 2017 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2018.

First Quarter Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$163.9	$163.9	$154.6	$154.6	6.0%	6.0%
Gross margin	$61.9	$61.9	$57.3	$57.6	8.1%	7.4%
Gross margin %	37.8%	37.8%	37.0%	37.3%
Operating income	$31.8	$31.8	$29.2	$29.6	8.8%	7.4%
Operating income %	19.4%	19.4%	18.9%	19.2%
Net income	$21.8	$22.0	$18.0	$18.1	20.9%	21.5%
Diluted EPS	$0.90	$0.91	$0.76	$0.77	18.4%	18.2%

(1) Results exclude items in reconciliation below.

“We are pleased with the solid operating performance to start off our fiscal year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “The company saw increased revenue from both the Industrial and Aerospace sectors. The healthy earnings growth and current backlog provide us confidence in our ability to deliver strong performance over the year.”

First Quarter Results

Net sales for the first quarter of fiscal 2018 were $163.9 million compared to $154.6 million in the first quarter of fiscal 2017, an increase of 6.0%. Industrial sales increased 12.1% mainly driven by marine, energy, mining, semi-conductor, and general industrial activity. Aerospace sales increased 2.8% mainly driven by commercial aircraft and defense.

Gross margin for the first quarter of fiscal 2018 was $61.9 million compared to $57.3 million for the same period last year. Gross margin as a percentage of net sales was 37.8% in the first quarter of fiscal 2018 compared to 37.0% for the same period last year. Excluding acquisition related costs of $0.4 million in fiscal 2017, gross margin as a percentage of net sales would have been 37.8% in the first quarter of fiscal 2018 compared to 37.3% in fiscal 2017.

SG&A for the first quarter of fiscal 2018 was $27.8 million compared to $25.8 million for the same period last year. As a percentage of net sales, SG&A was 16.9% for the first quarter of fiscal 2018 compared to 16.7% for the same period last year. The increase was primarily due to higher personnel related expenses of $1.3 million, $0.5 million of additional incentive stock compensation, and other items of $0.2 million.

Other operating expenses for the first quarter of fiscal 2018 totaled $2.3 million compared to $2.2 million for the same period last year. For the first quarter of fiscal 2018 other operating expenses were comprised mainly of $2.4 million of amortization of intangibles offset by $0.1 million of other operating income. For the first quarter of fiscal 2017 other operating expenses were comprised mainly of $2.2 million of amortization of intangibles.

Operating income for the first quarter of fiscal 2018 was $31.8 million compared to operating income of $29.2 million for the same period last year. Operating income as a percentage of net sales was 19.4% compared to 18.9% for the same period last year. Excluding acquisition related costs in fiscal 2017, operating income as a percentage of net sales was 19.4% for the first quarter of fiscal 2018 compared to 19.2% for the same adjusted period last year.

Interest expense, net was $2.0 million for the first quarter of fiscal 2018 compared to $2.3 million for the same period last year. For the first quarter of fiscal 2018 interest expense, net consisted of interest expense of $1.7 million and deferred debt fees of $0.3 million.

Other non-operating expense for the first quarter of fiscal 2018 was $0.4 million. In the first quarter of fiscal 2018, other non-operating expenses were mainly comprised of $0.3 million of foreign exchange translation loss and $0.1 million of other items.

Income tax expense for the first quarter of fiscal 2018 was $7.6 million compared to $8.8 million for the same period last year. The effective income tax rate for the first quarter of fiscal 2018 was 25.8% compared to 32.7% for the same period last year. On April 2, 2017, the Company adopted a new accounting standard ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.” As a result of the adoption, the Company began recording the tax effects associated with stock-based compensation through the income statement on a prospective basis which resulted in a tax benefit of $2.3 million for the first three months of fiscal 2018. Prior to adoption, these amounts would have been recorded as an increase to additional paid-in capital. The adoption of this standard also resulted in a cumulative effect change to opening retained earnings of $1.1 million for previously unrecognized excess tax benefits.

Net income for the first quarter of fiscal 2018 was $21.8 million compared to $18.0 million for the same period last year. On an adjusted basis, net income for the first quarter of fiscal 2018 would have been $22.0 million compared to $18.1 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2018 was 90 cents per share compared to 76 cents per share for the same period last year. On an adjusted basis diluted EPS for the first quarter of fiscal 2018 would have been 91 cents per share compared to diluted EPS of 77 cents per share for the same period last year. The adoption of ASU No. 2016-09 added approximately 9 cents to diluted and adjusted diluted EPS in the first quarter fiscal 2018.

Impact of New Accounting Standard

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” which amends ASC Topic 718, Compensation - Stock Compensation. This ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The Company adopted this standard on April 2, 2017. As a result of the adoption, the Company began recording the tax effects associated with stock-based compensation through the income statement on a prospective basis which resulted in a tax benefit of $2.3 million for the first three months of fiscal 2018. Prior to adoption, these amounts would have been recorded as an increase to additional paid-in capital. This change may create volatility in the Company’s effective tax rate going forward. The adoption of this standard resulted in a cumulative effect change to opening retained earnings of $1.1 million for previously unrecognized excess tax benefits.

Additionally, the Company will prospectively classify all tax-related cash flows resulting from share-based payments, including the excess tax benefits related to the settlement of stock-based awards, as cash flows from operating activities in the statement of cash flows. Prior to the adoption of this standard, these were shown as cash inflows from financing activities and cash outflows from operating activities.

The adoption of ASU No. 2016-09 also resulted in the Company removing the excess tax benefits from the assumed proceeds available to repurchase shares when calculating diluted earnings per share on a prospective basis. The revised calculation increased the diluted weighted average common shares outstanding by approximately 0.1 million shares. The Company made an accounting policy election to continue to estimate forfeitures as it did prior to adoption.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 60348702. An audio replay of the call will be available from 2:00 p.m. ET August 8th, 2017 until 2:00 p.m. ET August 15th, 2017. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 60348702. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial, aerospace and defense manufacturing activity, customer relationships, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, currency fluctuations, changes in the competitive and regulatory environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, the ability to achieve satisfactory operating results in the integration of acquired companies, loss of key personnel, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 1,	July 2,
	2017	2016

Net sales	$163,897	$154,579
Cost of sales	101,988	97,328
Gross margin	61,909	57,251

Operating expenses:
Selling, general and administrative	27,778	25,796
Other, net	2,331	2,234
Total operating expenses	30,109	28,030

Operating income	31,800	29,221

Interest expense, net	2,029	2,293
Other non-operating (income) expense	372	118
Income before income taxes	29,399	26,810
Provision for income taxes	7,590	8,770
Net income	$21,809	$18,040

Net income per common share:
Basic	$0.92	$0.77
Diluted	$0.90	$0.76

Weighted average common shares:
Basic	23,805,138	23,320,579
Diluted	24,189,375	23,626,751

	Three Months Ended
Reconciliation of Reported Gross Margin to	July 1,	July 2,
Adjusted Gross Margin:	2017	2016

Reported gross margin	$61,909	$57,251
Inventory purchase accounting adjustment	—	382
Adjusted gross margin	$61,909	$57,633

	Three Months Ended
Reconciliation of Reported Operating Income to	July 1,	July 2,
Adjusted Operating Income:	2017	2016

Reported operating income	$31,800	$29,221
Inventory purchase accounting adjustment	—	382
Adjusted operating income	$31,800	$29,603

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	July 1,	July 2,
Adjusted Net Income Per Common Share:	2017	2016

Reported net income	$21,809	$18,040
Inventory purchase accounting adjustment (1)	—	257
Foreign exchange translation loss (1)	208	—
Discrete tax benefit	(48)	(215)
Adjusted net income	$21,969	$18,082
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.92	$0.78
Diluted	$0.91	$0.77

Weighted average common shares:
Basic	23,805,138	23,320,579
Diluted	24,189,375	23,626,751

	Three Months Ended
	July 1,	July 2,
Segment Data, Net External Sales:	2017	2016

Plain bearings segment	$72,653	$70,450
Roller bearings segment	31,413	27,834
Ball bearings segment	15,780	13,710
Engineered products segment	44,051	42,585
	$163,897	$154,579

	Three Months Ended
	July 1,	July 2,
Selected Financial Data:	2017	2016

Depreciation and amortization	$7,098	$6,740

Incentive stock compensation expense	$3,228	$2,774

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$42,126	$39,117

Cash provided by operating activities	$39,809	$19,212

Capital expenditures	$5,659	$5,166

Total debt	$237,865	$343,808

Cash	$45,463	$37,261

Total debt minus cash	$192,402	$306,547

Repurchase of common stock	$2,288	$3,426

Backlog	$380,450	$352,556